Exhibit 10.14

English Translation

Reshuffle Technology (Shanghai) Co., Ltd.

and

Quan Toodou Network Science and Technology Co., Ltd.

Intellectual Property Transfer Agreement

April 11, 2007

INTELLECTUAL PROPERTY TRANSFER AGREEMENT

THIS INTELLECTUAL PROPERTY TRANSFER AGREEMENT (“this Agreement”) is made and entered into in Shanghai, the People’s Republic of China (the “PRC”) as of April 11, 2007 by and between:

(1) Reshuffle Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise duly organized and validly existing under the PRC laws, having its legal address at Room 22301-1007, Building 14, Pudong Software Park, No. 498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai, hereinafter referred to as the “Transferor”; and

(2) Quan Toodou Network Science and Technology Co., Ltd., a limited liability company duly organized and validly existing under the PRC laws, having its legal address at Area A, No. 95 New Shihu Road, Shihudang Town, Songjiang District, Shanghai, hereinafter referred to as the “Transferee”

(In this Agreement, the Transferor and the Transferee are hereinafter referred to collectively as the “Parties” and individually as a “Party”).

Article 1 Definitions

Except as otherwise provided herein or where the context otherwise requires, the following terms used herein shall have the following meanings:

“Transferred Intellectual Property” means any and all intellectual properties owned by the Transferor and relating to the Transferee’s business.

“Copyright” means all copyrights and authorships of software, including the registrations and applications for registration, all the rights specified in international conventions and treaties and all the other rights related thereto.

“Intellectual Property” means (i) patents, (ii) trademarks, (iii) copyrights, (iv) business secrets, (v) reproductions and tangible carriers of the foregoing (regardless of any form or medium), (vi) all rights to obtain and apply for patents, trademark registrations and copyright registrations; and (vii) domain names.

“Patent” means all the patents and patent applications, the reissues, division applications, extension applications, renewals and reviews thereof as well as all the rights thereto specified in the international conventions or treaties.

“Trademark” means all the trademarks, service marks, logos, trade names, corporate names, geographical marks, domain names and other source or origin marks, including the goodwill represented in symbols in respect of or related to, the registrations and applications for registration made for, all the rights specified in the international conventions and treaties related to and all the other rights in connection with, the foregoing.

“Business Secrets” means the business secrets, proprietary technologies and other confidential or proprietary technical and other materials, including manufacturing and production process and know-how, research and development materials, techniques, drawings, designs, plans, schemes and technical data, appearance design or layout design of semiconductor IC as well as all rights to limit use or disclosure of the foregoing in any jurisdiction.

Article 2 Transfer of Intellectual Property

Subject to the terms and conditions of this Agreement and also to the stipulations of the PRC laws, the Transferor hereby transfers, assigns and delivers to the Transferee, and the Transferee agrees to acquire, all the rights, title and interests of the Transferor in and to the Transferred Intellectual Property.

Article 3 Representations and Warranties of the Transferor

The Transferor hereby represents and warrants as follows:

(1) It is a limited liability company duly registered and validly existing under the PRC laws with the corporate personality of independent legal person, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions;

(2) It has full corporate internal power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated hereunder and to be executed by it, and it has full power and authorization to consummate the transaction contemplated hereunder. This Agreement has been lawfully and duly executed and delivered by it. This Agreement shall be legally bind upon it and enforceable against it pursuant to the terms hereof;

(3) The Transferor is the sole owner of all the rights, titles and interests in and to the Transferred Intellectual Property Right free and clear of any encumbrance.

(4) The use by the Transferor of the Transferred Intellectual Property in the course of business operations prior to the closing does not conflict with, contravene, infringe on or otherwise violate the intellectual property rights or other proprietary rights of any third party and there is no pending government proceedings or claim against the Transferor alleging any of the foregoing.

(5) The Transferor has taken reasonable measures on the basis of the regular industry practices to keep the Transferred Intellectual Property confidential. To the Transferor’s knowledge, no person has infringed upon any important Business Secrets or other important Transferred Intellectual Property of a confidential nature.

Article 4 Representations and Warranties of the Transferee

The Transferee hereby represents and warrants as follows:

(1) It is a limited liability company duly registered and validly existing under the PRC laws with the corporate personality of independent legal person, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions;

(2) It has full corporate internal power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated hereunder and to be executed by it, and it has full power and authorization to consummate the transaction contemplated hereunder. This Agreement has been lawfully and duly executed and delivered by it. This Agreement shall be legally bind upon it and enforceable against it pursuant to the terms hereof.

Article 5 Supplementary Agreement

5.1 From the date hereof until the effective transfer of any Transferred Intellectual Property, the Transferor agrees not to sell, transfer or pledge the Transferred Intellectual Property or any portion thereof or otherwise create any encumbrance on the Transferred Intellectual Property or any portion thereof or enter into any contract or commitment that is likely to affect the ownership or use of the Transferred Intellectual Property or compromises the value of the Transferred Intellectual Property.

5.2 The Transferor shall fully cooperate with the Transferee to make all such applications to or filings with and obtain all such consents and approvals from the appropriate government authority or any third party as may be necessary or requisite for the transfer of all the rights, title and interests in and to the Transferred Intellectual Property to the Transferee.

5.3 From the date hereof until the effective transfer of the title to any Transferred Intellectual Property to the Transferee in accordance with laws, the Transferor agrees that the Transferee shall own the sole and exclusive right to use such Transferred Intellectual Property inside and outside of the PRC and the Transferor shall not demand the Transferee to pay any royalty or other fee in respect of the use thereof.

5.4 The Transferor shall promptly deliver, or cause others to promptly deliver, to the Transferee all the documents, materials and information in connection with the Transferred Intellectual Property.

Article 6 Transfer Price

The Parties agree that as a consideration of the transfer of the obligations hereunder by the Transferor, the Transferee shall pay to the Transferor the intellectual property transfer price of Renminbi one yuan (RMB1.00) or the other minimum price then permitted by the PRC laws.

Article 7 Taxes and Fees

Any taxes and fees in connection with the execution or performance of this Agreement shall be paid by the Parties respectively in accordance with the PRC laws.

Article 8 Confidentiality

8.1 Regardless of the termination of this Agreement, each Party shall be obliged to keep in strict confidence the confidential information about the other Party acquired during the performance of this Agreement. The receiving Party of the Confidential Information shall not disclose the Confidential Information or any portion thereof to any third party except with the prior written consent of the other Party, or required by relevant laws and regulations or listing requirements. The receiving Party may not use, directly or indirectly, such Confidential Information for purposes other than performing its obligations under this Agreement.

8.2 The following information is not Confidential Information:

(a) any information that is proved by written evidence to be known to the receiving Party previously;

(b) any information that comes into public domain through no fault of the receiving Party; or

(c) any information that is rightfully obtained by the receiving Party by other means after receiving such information.

8.3 The receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, but shall ensure that such persons are bound by the provisions of this Article, keep the Confidential Information in confidence and only use such Confidential Information for the purpose of the performance of this Agreement.

8.4 As used herein, “Confidential Information” means all the information of a confidential nature disclosed by a Party to the other Party before or after the date hereof, including, but not limited to, any documents, data and information relating to the operation and business plans, know-how (including management know-how), business secrets and business opportunities.

Article 9 Notices

9.1 Any notice, request, demand and other correspondence required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

9.2 The aforementioned notice or other correspondence shall be deemed as delivered (i) upon delivery when it is transmitted by facsimile or telex, or (ii) upon handover to the receiver when it is delivered in person, or (iii) upon the fifth (5) day after posting when it is delivered by mail.

Article 10 Defaulting Liabilities

10.1 The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform any obligation hereunder, such breach or failure shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within fifteen (15) days following the written notice issued by the Non-defaulting Party and the rectification requirement, the Non-defaulting Party shall be entitled to decide to, at its discretion: (1) terminate this Agreement and demand the Defaulting Party to indemnify all the damages; or (2) require the performance of the obligations hereunder and demand the Defaulting Party to indemnify all the damages.

10.2 Notwithstanding any other provisions herein, the validity of this Article 10 shall survive the suspension or termination of this Agreement.

Article 11 Miscellaneous

11.1 This Agreement is made in Chinese in two (2) originals with each Party hereto holding one (1) original.

11.2 The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

11.3 Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if no agreement regarding such dispute can be reached within thirty (30) days upon its occurrence, such dispute shall be submitted to the Shanghai Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on the Parties.

11.4 Any rights, powers and remedies granted to the Parties by any provisions herein shall not preclude any other rights, powers and remedies available to such Party in accordance with the laws and other provisions under this Agreement and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of any other rights, powers and remedies.

11.5 No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or in accordance with the laws (hereinafter, the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial Rights shall not preclude its exercise of such Rights in any other way and its exercise of other Rights.

11.6 The headings herein contained are for reference only, and in no circumstances shall such headings be used for or affect the interpretation of the provisions hereof.

11.7 Each provision contained herein shall be severable from and independent of other provisions, and if at any time one or more provisions herein are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions herein shall not be affected as a result thereof.

11.8 Any amendments or supplements to this Agreement shall be in writing and shall become effective upon due execution by the Parties hereto.

11.9 Neither Party shall assign any of its rights and/or obligations hereunder to any third party without the prior written consent from the other Party.

11.10 This Agreement shall be binding on the legal successors of the Parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

(Signature page)

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Transfer Agreement to be executed as of the date and in the place first set forth above.

Transferor:

Reshuffle Technology (Shanghai) Co., Ltd.

[seal: Reshuffle Technology (Shanghai) Co., Ltd.]

By:	/s/ Wei Wang
Name:
Position:

Transferee:

Quan Toodou Network Science and Technology Co., Ltd.

[seal: Quan Toodou Network Science and Technology Co., Ltd.]

By:	/s/ Wei Wang
Name:
Position: